CONTACTS:                  Mick Quinlivan
                           Chief Financial Officer
                           Jore Corporation
                           800-526-9495


JORE CORPORATION ANNOUNCES TWO MAJOR MILESTONES IN REORGANIZATION STRATEGY

RONAN, Montana, July 12, 2001 - Jore Corporation today announced it has been awarded the largest drill bit category as well as the fast-change category for Lowe's.

These products will be manufactured and sold by Jore under the Porter Cable brand. Initial shipments for both categories are scheduled for August 2001.

Concurrent with this significant award of new business, the lenders providing Jore debtor-in-possession financing have agreed to a substantial increase in Jore's line of credit to support the new business.

"This is a very significant event for Jore Corporation," said Gerald J. McConnell, President and Chief Executive Officer of Jore. "We are extremely pleased to have added such a significant customer as Lowe's, obtained additional funding to support the business, and with positive support from the employees, creditors, lenders, economic development groups, customers and suppliers we are well on our way to executing our reorganization strategy."

The new agreement, approved Tuesday by the U.S. Federal Court in the District of Montana along with 11 other debtor motions approved on June 28, provides an excellent platform for restructuring success.


About Jore Corporation

Jore Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on May 22, 2001. On that date the Company also restructured its board of directors and executive team.

Jore Corporation designs and manufactures innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. Its products save users time by offering enhanced functionality, increased productivity and ease of use. Jore sells its products under licensed brands, as well as under various private labels of the industry's largest retailers and power tool manufacturers.


This news release contains forward-looking statements, including statements regarding Jore Corporation's expectations about its ability to execute its reorganization strategy. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors and are based on underlying assumptions and estimates, the validity of which may cause actual results to differ materially from future results expressed or implied in such statements. These risks and uncertainties include the involvement of Jore Corporation's creditors and equity holders in the Chapter 11 proceeding, bankruptcy court approvals incident to the Chapter 11 proceeding, additional possible reorganizations pursuant to the Chapter 11 proceeding and the additional factors that are discussed in Jore Corporation's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 under "Risk Factors" at "Item 1 - Business." The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this news release.